Exhibit 99.3

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF

MIDDLEFIELD BANC CORP. AND LIBERTY BANK, NATIONAL ASSOCIATION

The following unaudited pro forma condensed combined balance sheet as of December 31, 2016 and the unaudited pro forma condensed combined statements of income for the twelve months ended December 31, 2016 are based on the historical financial statements of Middlefield Banc Corp (“MBCN”) and Liberty Bank, National Association (“LBNA”) and reflect the merger of LBNA with and into The Middlefield Banking Company, MBCN’s wholly owned bank subsidiary. The merger accounting uses the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, “Business Combinations” (“ASC 805”).

The unaudited pro forma condensed combined statement of income for the twelve months ended December 31, 2016 gives effect to the merger as of the beginning of all periods presented. The unaudited pro forma condensed combined balance sheet as of December 31, 2016 assumed that the merger took place on December 31, 2016.

The unaudited condensed combined balance sheet and statement of income as of and for the twelve months ended December 31, 2016 were derived from MBCN’s audited condensed financial statements and LBNA’s unaudited condensed financial statements as of and for the twelve months ended December 31, 2016.

The pro forma condensed combined financial statements reflect management’s best estimate of the fair value of the tangible and intangible assets acquired and liabilities assumed. As final valuations are performed, increases or decreases in the fair value of assets acquired and liabilities assumed will result in adjustments, which may be material, to the balance sheet and/or statement of income.

As required, the unaudited pro forma condensed combined financial data includes adjustments which give effect to the events that are directly attributable to the merger, expected to have a continuing impact and are factually supportable. We will incur reorganization and restructuring expenses as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses (as compared to the sum of expenses from each company while operating separately) and the opportunity to earn more revenue. The pro forma information does not take into account these expected expenses or anticipated financial benefits, and does not attempt to predict or suggest future results.

The unaudited pro forma condensed combined financial statements are provided for informational purposes only and are subject to a number of uncertainties and assumptions and do not purport to represent what the companies’ actual performance or financial position would have been had the merger occurred on the dates indicated and does not purport to indicate the financial position or results of operations as of any date or for any future period.

Please refer to the following information in conjunction with the accompanying notes to these pro forma financial statements.

Middlefield Banc Corp

Unaudited Pro Forma Combined Consolidated Condensed Balance Sheet

As of December 31, 2016

(Dollars in Thousands, Except Per Share Amounts)

	HISTORICAL
	Middlefield Banc Corp	Liberty Bank, National Association	Pro Forma Adjustments		Combined Pro Forma
ASSETS
Cash and due from banks	$31,395	$34,036	$(3,247	) A	$52,177
			(267	) B
			(9,173	) C
			(567	) D
Fed funds sold	1,100	—	—		1,100

Cash and cash equivalents	32,495	34,036	(13,254)		53,277
Investment securities available for sale, at fair value	114,376	—	(580	) E	113,796
Loans held for sale	634	358	—		992
Loans	609,140	199,182	(872	) F	807,450
Less allowance for loan and lease losses	6,598	3,187	(3,187	) G	6,598

Net loans	602,542	195,995	2,315		800,852
Premises and equipment, net	11,203	332	—		11,535
Goodwill	4,559	—	9,306	H	13,865
Core deposit intangibles	36	—	3,087	I	3,123
Bank owned life insurance	13,540	1,653	—		15,193
Other real estate owned	934	—	—		934
Accrued interest and other assets	7,502	2,808	—		10,310

TOTAL ASSETS	$787,821	$235,182	$874		$1,023,877

LIABILITIES
Noninterest-bearing demand	$133,630	$38,081	$—		$171,711
Interest-bearing demand	59,560	24,199	—		83,759
Money market	74,940	95,215	—		170,155
Savings	172,370	9,994	—		182,364
Time	189,434	31,122	141	K	220,697

Total deposits	629,934	198,611	141		828,686
Short-term borrowings	68,359	—	—		68,359
Other borrowings	9,437	—	12,000	L	21,437
Accrued interest and other liabilities	3,131	2,462	1,841	J	7,434

TOTAL LIABILITIES	$710,861	$201,073	$13,982		$925,916

EQUITY
Common stock	$47,943	$10,373	$(10,373	) M	$69,019
			21,076	N
Surplus / additional paid in capital	—	18,484	(18,484	) M	—
Retained earnings	41,334	5,252	(5,252	) M	41,259
			(567	) D
			492	E
Accumulated other comprehensive income	1,201	—	—		1,201
Treasury stock	(13,518)	—	—		(13,518)

TOTAL STOCKHOLDERS’ EQUITY	$76,960	$34,109	$(13,108)		$97,961

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$787,821	$235,182	$874		$1,023,877

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Middlefield Banc Corp

Unaudited Pro Forma Combined Consolidated Condensed Statement of Income

For the Twelve Months Ended December 31, 2016

(Dollars in Thousands, Except Per Share Amounts)

	HISTORICAL
	Middlefield Banc Corp	Liberty Bank, National Association	Pro Forma Adjustments		Combined Pro Forma
INTEREST INCOME
Interest and fees on originated loans	$25,798	$9,630	$(120	) F	$35,308
Interest bearing deposits in other institutions	53	157	—		210
Federal funds sold	20	—	—		20
Investment securities	4,019	—	—		4,019
Dividends on stock	104	34	—		138

Total interest income	29,994	9,821	(120)		39,695

INTEREST EXPENSE
Deposits	3,618	808	(111	) K	4,315
Short term borrowings	322	—	—		322
Other borrowings	68	—	492	L	560
Trust preferred securities	182	—	—		182

Total interest expense	4,190	808	381		5,379

Net interest income	25,804	9,013	(501)		34,316
Provision for loan and lease losses	570	—	—		570

Net interest income after provision for loan and lease losses	25,234	9,013	(501)		33,746

NONINTEREST INCOME
Service charges on deposit accounts	1,940	326	—		2,266
Investment securities gains, net	303	—	—		303
Earnings on bank-owned life insurance	403	27	—		430
Gains on sale of loans	419	838	—		1,257
Other income	894	335	—		1,229

Total noninterest income	3,959	1,526	—		5,485

NONINTEREST EXPENSE
Salaries and employee benefits	10,249	4,274	—		14,523
Occupancy expense	1,252	510	—		1,762
Equipment expense	991	215	—		1,206
Data processing costs	1,335	596	—		1,931
Core deposit intangible amortization	40	—	342	I	382
Other expense	7,005	1,549	365	D	8,919

Total noninterest expense	20,872	7,144	707		28,723

Income before taxes	8,321	3,395	(1,208)		10,508
Income taxes	1,905	1,119	(551	) O	2,473

NET INCOME	$6,416	$2,276	$(657)		$8,035

Pro forma net income attributable to common stock not subject to possible conversion	$6,416	$2,276	$(657)		$8,035

Pro forma net income per common share - basic	$3.04	$2.35			$3.03
Pro forma net income per common share - diluted	3.03	2.33			3.02

Weighted average number of shares outstanding - basic	2,107,857	967,693	544,611	N	2,652,468
Weighted average number of shares outstanding - diluted	2,119,214	978,414	544,611	N	2,663,825

See accompanying notes to the unaudited pro forma condensed combined financial statements.

A.	SUMMARY OF THE BASIS OF PRESENTATION AND PURCHASE PRICE ALLOCATION

1)	Basis of Preparation

The unaudited pro forma condensed combined financial statements have been prepared based on MBCN’s and LBNA’s historical financial information. Certain disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted as permitted by SEC rules and regulations.

These unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations that would have been achieved had the merger actually taken place at the dates indicated and do not purport to be indicative of future financial condition or operating results.

2)	Acquisition Method

The pro forma condensed combined financial statements reflect the accounting for the transaction in accordance with ASC 805. Under the acquisition method, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values, with any excess of the purchase price over the estimated fair value of the identifiable net assets acquired recorded as goodwill.

The purchase price allocation for LBNA is summarized as follows (in thousands):

Cash to holders of LBNA common stock	$21,173
Value of common shares of LBNA owned by MBCN	1,072
MBCN common stock to holders of LBNA common stock	21,076

Total purchase price	43,321

Allocated to:
Historical book value of LBNA’s assets and liabilities	34,109
Pre-closing special dividend to LBNA common stockholders	(3,247)
Pre-closing cash out of existing LBNA stock options	(267)

Historical book value of LBNA’s assets and liabilities to be allocated	30,595
To adjust LBNA’s assets and liabilities to fair value:
Loans	(872)
Elimination of allowance for loan and lease losses	3,187
Core deposit intangible	3,087
Net deferred tax liability	(1,841)
Time deposits	(141)

Total allocation of purchase price	3,420

Excess of purchase price over allocation of identifiable assets and liabilities	$9,306

B.	NOTES TO THE UNAUDITED PRO FORMA FINANCIAL STATEMENTS

A.	Represents payment of special dividend to LBNA common shareholders prior to execution of the transaction.

Fixed special dividend per share	$3.13
Outstanding number of shares	1,037,334

Total special dividends	$3,247

B.	Represents cashing out of existing LBNA stock options and phantom stock.

Special dividend per share	$3.13
Consideration per share (market value of $38.6992, 1.1934 exchange rate)	46.18

Total consideration per share	$49.31
Stock options and phantom stock weighted average strike price	29.66
Cash out of options and phantom stock per share	19.65

Stock options and phantom stock outstanding	13,572
Total option and phantom stock consideration	$267

C.	Represents the cash component of the purchase price.

Outstanding number of shares	1,037,334
LBNA shares owned by MBCN	(23,218)

Shares to be converted	1,014,116
Cash consideration per share	$37.96
Anticipated cash conversion rate	55.00%

Total cash consideration	$21,173

Cash proceeds from new debt	12,000

Net cash outflow	$9,173

D.	Represents payment of $507 of sell-side success fees and $365 of fees to financial advisors, net of 35% anticipated tax effect, payable upon the closing of the acquisition. The fees are non-recurring items directly attributable to the closing of the transaction and are not expected to have a continuing impact on operations and therefore are not included in the Unaudited Pro Forma Statement of Income.

E.	Reflects elimination of MBCN’s minority investment in LBNA and related gain realized as a result of the transaction.

Carrying value of LBNA stock	$580

Closing price of common stock as of December 30, 2016	38.70
LBNA shares held by MBCN	23,218
Fixed exchange ratio of common stock	1.1934
MBCN realized gain on LBNA stock	$492

F.	Reflects the pro forma purchase accounting adjustment of LBNA’s loan portfolio to fair value. The preliminary fair value adjustment will be accreted over the loans’ remaining life on a level yield basis. The initial pro forma amount recorded to the balance sheet as of the acquisition date and subsequent accretion, including the related impact to the provision for loan and lease losses, are as follows:

Book value:	$199,182
Fair value:	198,310

Fair value adjustment:	(872)

Amortization:
For the year ended December 31, 2016	120

G.	Represents elimination of LBNA’s allowance for loan and lease losses of $3,187 as of the acquisition date.

H.	Reflects the pro forma adjustment to goodwill of $9,306, representing the excess of the purchase price over the fair value of net assets to be acquired.

I.	Reflects the pro forma impact of the core deposit intangible asset of LBNA. The preliminary fair value adjustment will be amortized over ten years on an accelerated basis. The initial pro forma amount recorded to the balance sheet as of the acquisition date and subsequent amortization are as follows:

Fair value:	$3,087

Amortization:
For the year ended December 31, 2016	342

J.	Reflects creation of a net deferred tax liability resulting from purchase accounting adjustments, estimating a 35% tax rate.

K.	Reflects the pro forma purchase accounting adjustment of LBNA’s time deposits to fair value. The preliminary fair value adjustment will be accreted over the life of the time deposits on a level yield basis. The initial pro forma amount recorded to the balance sheet as of the acquisition date and subsequent accretion are as follows:

Book value:	$31,122
Fair value:	31,263

Fair value adjustment:	141

Accretion:
For the year ended December 31, 2016	111

L.	Reflects new MBCN debt of $12,000 at a blended interest rate of 4.10% utilized to finance the transaction. Borrowings include an $8,000 facility at 4.02% (1-month LIBOR plus 325 basis points) and a $4,000 facility at 4.27% (1-month LIBOR plus 350 basis points).

M.	Reflects the elimination of LBNA’s historical net equity of approximately $34,109 as a result of the acquisition.

N.	Represents the common stock component of the purchase price.

Outstanding number of shares	1,037,334
LBNA shares owned by MBCN	(23,218)

Shares to be converted	1,014,116
Closing price of common stock on December 31, 2016	$38.70
Fixed exchange ratio of common stock	1.1934
Anticipated stock conversion rate	45.00%

Total stock consideration	$21,076

New shares of common stock issued	544,611

O.	Reflects tax impact of accretion and amortization of purchase accounting adjustments, assuming a 35% tax rate.

The following table presents per share information based on the pro forma information presented above:

	Middlefield Historical	Liberty Historical	Pro Forma Combined	Equivalent Pro Forma Liberty
Basic Net Income Per Share
Twelve Months ended December 31, 2016	3.04	2.35	3.03	3.62
Diluted Income Per Share
Twelve Months ended December 31, 2016	3.03	2.33	3.02	3.60
Dividends Declared Per Share
Twelve Months ended December 31, 2016	1.08	0.81	0.71	0.85
Book Value Per Share
December 31, 2016	34.69	32.88	35.00	41.77